EXHIBIT 10.3

CONSULTING AGREEMENT

This Consulting Agreement, (the "Agreement") is made on January 1, 2022 by and between SWK Technologies, INC., a Delaware corporation (hereinafter referred to as "SWK" or the "Company"), having its primary offices at 120 Eagle Rock, NJ 07039 and Dynamic Tech Services, Inc., a Georgia corporation located at 4780 Ashford Dunwoody Road, Suite 540-358, Dunwoody, GA 30338 (hereinafter referred to as the "Consultant" , “he” or “his”).

WITNESSETH:

WHEREAS, Consultant possesses certain knowledge and skills relating to the Company's business that the Company wishes to obtain for the development and success of the Company's business; and

WHEREAS, the Company desires to engage the services of the Consultant, and the Consultant desires to render such services.

NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

1.    Engagement. The Company hereby retains the Consultant, subject to the terms and conditions hereinafter set forth.The services to be performed by Consultant hereunder shall be performed exclusively by Joseph Gress, the sole employee of Consultant.

2.    Term. The term of the consulting engagement hereunder shall commence on January 1, 2022 (the "Commencement Date") and shall continue to December 31, 2022 (the "Term") unless such Term is earlier terminated in accordance with the provisions of this Agreement.

3.    Duties. The Consultant agrees that he will serve the Company on a full-time basis faithfully and to the best of his ability in the sales division of the Company, subject to the general supervision of Vice President of Sales. The Consultant's duties will focus on the subscription renewals of Acumatica customers and the sale of Acumatica products and services offered by the Company and such other duties as the Company may reasonably request involving the Company’s Acumatica related business . The Consultant agrees that he will not, during the Term of this Agreement, engage in any other business activity which substantially or materially interferes with the performance of his obligations under this Agreement and Consultant will devote all of his working time to the business and affairs of the Company; provided, however, that the foregoing shall not be construed as precluding the Consultant from: (i) serving on the Board of Directors of any corporation or entity not directly competitive or competitive in any material respect with the Company; and (ii) investing or trading in securities or other forms of investments, in each case, so long as such activities do not materially with the performance of the Consultant's duties hereunder and such investments do not represent the ownership of five percent (5%) or more of the capital stock of publicly traded entities. Performance of Consultant's duties hereunder shall in no event require that Consultant relocate from his current residence.

4.    Compensation.

(a)    In consideration of the services to be rendered by the Consultant hereunder, the Company agrees to pay the Consultant, and the Consultant agrees to accept, a base salary (“Base Salary”) in the amount of One Hundred Fifty Thousand Dollars ($150,000) per annum, payable monthly in twelve equal installments commencing on January 31, 2022.

(b)    Consultant will have an incentive compensation plan built around net new and add-on sales of Acumatica. The plan is attached hereto as Exhibit B.

(c)    To the extent that the Consultant becomes mentally or physically disabled, as determined in accordance with Paragraph 10 of this Agreement, Consultant shall continue to receive his total compensation and other benefits hereunder until the termination of this Agreement pursuant to Paragraph 10 hereof.

5.    Business Expenses.

Consultant is authorized to incur, and the Company shall pay and reimburse him, for all reasonable and necessary business expenses incurred in the performance of his duties hereunder, in accordance with guidelines established in the Company’s Employee Handbook. The Company will pay and reimburse Consultant for all such reasonable expenses upon the presentation by Consultant, from time to time, of an itemized account of such reasonable expenditures and proper documentation as evidence that such expenses have been incurred. Expenses in excess of $1,000 shall require prior written approval from the Company.

6.    Termination by the Company for Cause. The Company has the right to terminate Consultant's engagement for cause. Termination by the Company of the Consultant's engagement for cause (hereinafter referred to as “Termination for Cause”), shall mean termination upon:

(i)    the willful and continued failure by the Consultant to substantially perform the Consultant's material duties with the Company (other than any such failure resulting from the Consultant's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Consultant by management, which demand specifically identifies the material duties that they believe that the Consultant has not substantially performed after being provided the opportunity to cure such failure upon no less than twenty (20) day advance notice: or

(ii)    the willful engaging by the Consultant in conduct that is demonstrably and materially injurious to the Company; or

(iii)    the conviction of the Consultant of a felony, or that results in the Consultant being unable to substantially carry out his duties as set forth in this Agreement; or

(iv)    the commission of any act by the Consultant against the Company that constitutes the embezzlement, larceny, and/or grand larceny.

7.    Termination by the Company Without Cause. If the Company terminates Consultant's engagement other than for Cause pursuant to Paragraph 6, or on account of death or disability pursuant to Paragraphs 9 or 10, the Company shall pay or provide the Consultant, within thirty (30) days of the date of termination, with: (i) any unpaid compensation earned under this Agreement prior to the date of termination: (ii) any unpaid expense reimbursement owed to him for periods through the date of termination; and (iii) except as otherwise provided in Sections 9 and 10 below, the Consultant's Base Salary for the remainder of the Term. Notwithstanding the foregoing, any payments of Base Salary pursuant to Section 7(iii) shall be due and payable in installments in the manner provided in Section 4(a).

8.    Termination by the Consultant. The Consultant may terminate his engagement hereunder for “Good Reason” within ninety (90) days of the occurrence of any of the following events: (i) a significant and material breach of this Agreement by the Company; (ii) any failure to pay, within a reasonable amount of time, any part of the Consultant’s compensation (including Base Salary and variable compensation); (iii) the assignment to Consultant of substantial duties that materially inconsistent with the duties described in this Agreement; or (iv) any directive issued by the Company that would require Consultant to violate any federal or state law, rule or regulation applicable to the business of the Company. The Consultant shall give the Company written notice of any proposed termination for Good Reason and the Company shall have thirty (30) days from receipt of such written notice to cure any ground of termination for Good Reason, as set forth in this Paragraph. In the event of Termination by Consultant for Good Reason, Company shall be obligated to pay to Consultant that compensation due as if Company had terminated Consultant Without Cause pursuant to Paragraph 7 of this Agreement.

9.    Termination Due to Death. In the event of the Consultant's death during the Term of this Agreement, the Consultant's engagement hereunder shall immediately and automatically terminate, and the Company shall have no further obligation or duty to the Consultant or his estate or beneficiaries other than monies owed to Consultant under Paragraph 7(i), and (ii)..

10.  Termination Due to Disability. The Company may terminate the Consultant's engagement hereunder, upon written notice to the Consultant, in the event that the Consultant becomes disabled during the Term. The term "disabled" is defined as any condition of either a physical or psychological nature that, even with reasonable accommodation, renders the Consultant unable to perform the essential functions of the services contemplated hereunder for a period of one hundred eighty (180) days during any twelve (12) month period during the Term. Consultant represents that any period of disability beyond one hundred eighty (180) days would place an undue burden and hardship on the Company. Any such termination shall become effective upon mailing or hand delivery of such notice to the Consultant. The Company shall have no further obligation or duty to the Consultant following termination under this Paragraph, other than to pay Consultant all earned compensation and benefits through the date of termination, reduced by any disability payments received by Consultant, and other than as required by applicable law. For purposes of determining the existence or nonexistence of a disability. the Consultant and Company shall mutually agree to a physician. If the Consultant and Company are unable to agree on a physician, the physicians selected by each shall agree on a third physician, who shall make the disability determination.

l l.  Non-Disclosure of Confidential Information and Non-Competition. This provision shall be governed by the terms and conditions of that certain Non-Disclosure/Non-Solicitation and Arbitration Agreement, dated as of the date hereof and attached as Exhibit A hereto. For the avoidance of doubt, subject to a twenty -day cure period following the Company’s receipt of written notice from Consultant, in the event that the Company fails to pay to Consultant any compensation or other amounts payable pursuant to this Agreement, the Non-Disclosure/Non-Solicitation and Arbitration Agreement shall be deemed null and void for all purposes whatsoever.

12.  Successors; Binding Agreement. Neither this Agreement nor any right or interest hereunder shall be assignable by the Consultant nor shall it be subject to attachment, execution, pledge or hypothecation, provided, however, if Consultant shall die, this Agreement shall inure to the benefit of and be enforceable by the Consultant's personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees.

13.  Miscellaneous. No provision of this Agreement may be modified waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant, and such officer as may be specifically designated by the Company. No waiver by either party hereto of, or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise express or implied, with respect to the subject matter hereof have been made by either party that is not set forth in this Agreement. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal. state or local law.

14.    Severance and Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

16.    Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior agreement between the parties, and may not be changed or terminated orally. No change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party to be bound.

17.     Negotiated Agreement. This Agreement has been negotiated and shall not be construed against the party responsible for drafting all or parts of this Agreement.

18.    Notices. For the purposes of this Agreement, notices and all other communications provided in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or received by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service providing for a signed return receipt, addressed to the Consultant at the Consultant's home address set forth in the Company's records and to the Company at the address set forth on the first page of this Agreement. or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

19.   Governing Law and Resolution of Disputes. All matters concerning the validity and interpretation of and performance under this Agreement shall be governed by the laws of the State of New Jersey. Any dispute or controversy arising under or in connection with this Agreement shalt be settled exclusively by arbitration in Newark, New Jersey in accordance with the rules of the American Arbitration Association ("AAA") then in effect. Arbitration will take place before a single experienced employment arbitrator licensed to practice law in New Jersey and selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrator may not modify or change this Agreement in any way. Any judgment rendered by the arbitrator as above provided shall be final and binding on the parties hereto for all purposes and may be entered in any court having jurisdiction. In any arbitration pursuant to this Paragraph 19, each party shall be responsible for the fees and expenses of its own attorney and witnesses, and the fees and expenses of the arbitrator shall be divided equally between the Company and the Consultant. Consultant agrees that the cost provisions of this Paragraph are fair and not unconscionable. Nothing in this Paragraph 19 shall be construed to limit the Company's ability to seek injunctive and other relief in connection with an actual or threatened violation of Paragraph 11 hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of January 1, 2022.

SWK TECHNOLOGIES, INC.

By: /s/ Mark Meller

Mark Meller, Chief Executive Officer

CONSULTANT:

DYNAMIC TECH SERVICES, INC.

By:/s/ Joseph Gress

Joseph Gress, Chief Executive Officer

EXHIBIT A

NON-DISCLOSURE/NON-SOLICITATION AND ARBITRATION AGREEMENT

In consideration of the engagement of Dynamic Tech Services, Inc.(“DTS”) as a consultant by SWK Technologies, Inc. (“SWK” or the “Company”) pursuant to a Consulting Agreement dated January 1,2022 (the “Consulting Agreement”) and the Company’s payment of all Base Salary and other compensation amounts due to DTS pursuant to the Consulting Agreement, DTS, as of this 1st day of January , 2022, agrees as set forth below. For purposes of this agreement, where context requires, references to DTS shall also include reference to Joseph Gress, the sole employee of DTS.

Confidential Information. I acknowledge that my engagement by SWK will expose me to trade secrets and other information not generally or publicly known and proprietary to SWK, including but not limited to: information relating to customers of SWK and customer services, customer lists, prospect lists, source information, buying and selling processes and strategies, application techniques, pricing, price lists, costs, financial matters, marketing, marketing research, marketing and sales strategies, sales process and procedures, software, operational techniques, business plans and systems, quality control procedures and systems, special projects and technological research, including projects, research and reports for any entity, competitor, client or any project, research, report or the like concerning any of the above topics, new technology, employee compensation plans and any other information relating thereto, and any other records, files, drawings, inventions, discoveries, applications or processes of the Company which are not publicly known, all of which is and shall be deemed to be “Confidential Information” proprietary to SWK. I further acknowledge SWK’s lawful right to protect the above-mentioned trade secrets and Confidential Information, including reasonable efforts under the circumstances to maintain their secrecy. Accordingly, I agree that both during my engagement and thereafter:

(a)    I will not reveal any trade secrets, customers, customer lists, prospect lists or Confidential Information to any entity or individual (including but not limited to competitors of SWK), directly or indirectly, except with the express written consent of SWK; and

(b)    I will not use any such trade secrets, customers, customer lists, prospect lists or Confidential Information for any purpose, other than with the express written consent of SWK; and

(c)    If I am contacted by any entity or individual for the purpose of discussing, disclosing or using trade secrets, customers, customer lists, prospect lists or Confidential Information, I will immediately report such contact and the relevant details thereof to the Chief Executive Officer of SWK.

2.     Company Property. I further acknowledge that all computer equipment, memoranda, notes, lists, keys, passwords, records, data, videotapes, databases, written or electronic documents, written or electronic spreadsheets or Power Points, Microsoft Outlook records, e-mails, and other documents in any media made, compiled or received, held, or used by me while engaged by SWK shall be SWK’s sole and exclusive property and shall be delivered by me to the Director of Network Services and/or to the Chief Executive Officer upon the conclusion of my engagement by SWK, or at any earlier time at the request of SWK.

3.    Conflict of Interest/Best Efforts. During my engagement by SWK, I will not, without the express written consent of SWK, engage at any time in any business or activity which competes directly or indirectly with the present or future business of SWK or which is in any other way destructive or harmful to any business interests of SWK. In addition, I agree that, during the term of my engagement with SWK, I will devote my full time and best efforts to SWK’s business and will work solely for it and will not consult, work or perform services for any other person, firm, company, entity, or enterprise without the express written consent of SWK.

4.    No Prior Agreements. I represent and warrant to the Company that the execution of this Agreement by me, and my engagement by the Company, will not violate any agreement between me and any other party, including any former employer or client. I agree to indemnify the Company for any claim, including, but not limited to, attorneys' fees and expenses of litigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any restrictive covenant agreement between me and such third party which was in existence as of the date of this Agreement, but unknown to the Company.

5.    Non-Solicitation. During my engagement with SWK, and for a period of five years thereafter, I will not, without the express written consent of SWK, directly or indirectly, by myself or through any other person, firm, partnership, corporation, entity or enterprise:

(a)    solicit, hire, engage, entice, pay, divert, induce, or otherwise deal with any current SWK employee, any reseller who currently re-sells a product of SWK’s, or any current customer of SWK;

(b)    solicit, hire, engage, entice, pay, divert, induce, or otherwise deal with any employee, any reseller who has re-sold a product of SWK’s, or any customer who has dealt with SWK during the eighteen (18) months prior to the conclusion of my engagement.

(c)    solicit, hire, engage, entice, pay, divert, induce, or otherwise deal with any prospective customer whose name is on any SWK pipeline report at the date of termination of my engagement or was contained on any SWK pipeline report within twelve (12) months prior to the date of termination of my engagement ;

(d)    Provisions (a) and (b) above are not intended to, and shall not be interpreted to, completely bar me from obtaining work in my chosen profession. Rather, the restraints are intended to reasonably limit me from engaging in conduct involving a substantial risk of the use of SWK’s trade secrets or Confidential Information, and/or interference with SWK’s relationships with its customers and re-sellers, to the detriment of SWK.

I understand and agree that compliance with the provisions of this Paragraph 5 is necessary to protect the business and good will of the Company, and that a breach of such provisions will cause the Company to suffer immediate, permanent and irreparable injury and that the remedy at law for any breach or threatened breach will likely be inadequate and that damages to the Company may be in an amount which may be impossible to ascertain. I further agree that the Company shall have the right to injunctive relief and/or specific performance of this Agreement in addition to any other rights or remedies available to it as a result of such breach without the necessity of posting of a bond. In the event that I breach any of the non-solicitation provisions of this Agreement and the Company obtains an order enforcing such provisions, that order may provide for the extension of the five (5) year non-solicitation period by the length of the period during which I was breaching that provision. I further agree to reimburse the Company for all costs and attorneys' fees incurred by the Company in conjunction with obtaining said relief.

6.    Inventions. Any idea, concept, invention or improvement made or conceived by me during my engagement by SWK (whether during, before or after working hours) relating to any services of SWK or any such product in the process of development, or any similar or competitive products, or to the method of making any such products, or relating in any other manner to the business of SWK, shall be promptly disclosed in writing by me to SWK, and shall be the sole property of SWK. I acknowledge that during the term of engagement:

(a)    all works capable of being copyrighted shall be deemed “works made for hire” and/or are hereby irrevocably assigned to SWK, and for all purposes shall be the sole property of SWK;

(b)    all trademarks and service marks are created for the benefit of, and shall be the sole property of, SWK. Without limiting the generality of the foregoing, with respect to media and formats and technologies now known or to become known, SWK shall have the right to: (i) modify and duplicate the works produced by me pursuant to this Agreement, and make derivatives thereof for the purpose of incorporating the work or its derivative into a product or service; (ii) duplicate copies of the product or service incorporating the work or its derivatives; (iii) distribute copies of the product or service incorporating the work or its derivatives by sale, lease, license or lending; and (iv) transmit, download or otherwise transfer or distribute the work or its derivative as fixed in the product or service. I hereby agree to execute and deliver to SWK any and all assignments and other documents which SWK deems reasonably necessary to establish and enforce the rights of SWK.

7.    Non-Disparagement. To the fullest extent permitted by law, I will not, during the period of my engagement with the Company, or at any time thereafter, take any action that interferes with or detracts from the good will of the Company. I agree not to in any way disparage or otherwise criticize to any third person whatsoever (including but not limited to any representative of the public media, any customer, any prospective customer, any reseller, or any employee of the Company), the Company or any past or present director, shareholder, officer, trustee, agent, employee, representative or advisor of the Company, including but not limited to, by making any comment (whether true, false or opinion) that reflects adversely on the Company’s services, management, operations, customers, employees or employee relations.

8.    Arbitration. I agree that all disputes relating to a breach of this Agreement, my engagement with SWK or the termination thereof, including but not limited to, all statutory employment, discrimination, harassment and retaliation claims, will be subject to final, binding Arbitration before a single arbitrator selected through American Arbitration Association (“AAA”), I understand and agree that I am waiving my right to a judge or jury trial voluntarily and knowingly and free from duress or coercion. I understand that I have a right to consult with a person of my choosing, including an attorney, before signing this agreement. I further agree that AAA is an adequate forum to address any claim I may have, and that AAA fees do not prohibit me from filing and prosecuting claims in the AAA forum. Notwithstanding this agreement to arbitrate, any claims for injunctive and/or equitable relief with regard to a breach of Paragraphs 1, 2, 5 and 7 of this Agreement may be brought in a state or federal court in Essex County, New Jersey, which shall have exclusive jurisdiction over any such claim. I agree that Essex County, New Jersey is a convenient forum for any such dispute.

9.    Waiver. I acknowledge that a waiver of any breach or failure to enforce any term or condition of this Agreement on any particular occasion shall not be construed as a waiver of any right to enforce such term or condition.

10.    Entire Agreement/Interpretation. I acknowledge that there are no other arrangements, agreements, or understandings between me and SWK, verbal or written, regarding the subject matter of this Agreement. This Agreement constitutes the entire Agreement between the parties regarding the subject matter herein, and supersedes any prior agreement of the parties concerning same. The language of all parts of this Agreement shall be construed according to its fair meaning and not for or against either of the parties.

11.    Definitions. For the purposes of this Agreement, the terms “Company” or “SWK” shall mean and include any and all parents, subsidiaries, successors, assigns, and/or affiliated corporations of the Company.

12.    Choice of Law. This Agreement shall be governed in accordance with the laws of the State of New Jersey.

13.    Limited Termination Rights. This agreement does not alter my status as an independent consultant of SWK. I acknowledge and agree however, that I may only terminate my engagement by SWK for “Good Reason” as such term is defined in the Consulting Agreement.

14.    Voluntariness/No Duress. I represent and acknowledge that I have read this Agreement in its entirety and fully understand my obligations under this Agreement. I understand that SWK has engaged or has continued to engage me in reliance on this representation and acknowledgement.

15.    Severability/Blue Penciling. I agree that the nature and scope of each of the provisions set forth above are reasonable and necessary. If, for any reason, any aspect of these provisions is determined by an arbitrator or a court of competent jurisdiction to be unreasonable or unenforceable, the provisions shall only be modified to the minimum extent required to make the provisions reasonable and/or enforceable, as the case may be, and without impacting the remaining portions of the Agreement, which will remain in full force and effect.

16.    Notification to New Employer. In the event that my engagement with the Company concludes, I agree to advise the Company of the identity of any new engagement, whether as an employee or consultant, and my new position. I also agree to provide my new employer or person for whom I will be providing consulting services with a copy of this Agreement prior to the commencement of my new engagement. I further consent to the Company notifying my new employer or person for whom I will be providing consulting services about my obligations under this Agreement.

17.    Assignment. I acknowledge and agree that my services are of a unique character and cannot be assigned. I expressly grant to the Company and/or any subsidiary, successor or assignee of the Company, the right to enforce the provisions of this Agreement.

18.    Counterparts. This Agreement may be executed by the Parties in one or more counterparts, each of which shall be deemed an original but all of which, taken togethis, shall constitute one and the same instrument.

19.    Facsimile Signatures. A facsimile, PDF signature on this Agreement shall be deemed to be an original signature for all purposes. In the event that a dispute arises regarding this Agreement, the parties to the dispute shall not be required to produce a copy of this Agreement bearing original signatures of the Parties, other than facsimile, electronic or PDF signatures.

Dynamic Tech Services, Inc.

By: /s/ Joseph Gress

Joseph Gress, Chief Executive Officer         Date: January 1, 2022

EXHIBIT B

INCENTIVE COMPENSATION PLAN

Compensation Plan

A)

Annual Qualified Revenue Subscription Gross Profit	Annual Variable
Compensation
$125,000	$ 15,000.00
$175,000	$ 21,000.00
$225,000	$ 27,000.00
$275,000	$ 33,000.00
$325,000	$ 39,000.00
$375,000	$ 45,000.00
$425,000	$ 51,000.00

B)         Buyer has requested that Seller help identify other Acumatica resellers it can acquire. In the event that Buyer ultimately acquires another reseller which has been introduced to it by Seller, Buyer shall pay Seller a fee of $10,000. Such payment shall be paid on the date of actual closing of such acquisition.

B-1